Exhibit 99.4

Consent to be Named as a Director

BlockchAIn Digital Infrastructure, Inc. is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a future member of the board of directors of the combined company following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

/s/ Mohammad Hasham
Name:	Mohammad Hasham

Date: June 24, 2025